UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   O'Donnell           Joseph
   7900 Glades Road
   Suite 500

   Boca Raton, Florida 33434
2. Issuer Name and Ticker or Trading Symbol
   Artesyn Technologies, Inc. (ATSN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chairman, President & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     140,763        D  Direct

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $16.0000                                                                                05/02/06
to buy)
Incentive Stock Option (right  $11.2500                                                                                02/15/06
to buy)
Non-Qualified Stock Option     $2.6875                                                                                 06/29/04
(right to buy)
Non-Qualified Stock Option     $7.1875                                                                                 07/28/05
(right to buy)
Non-Qualified Stock Option     $7.2000         10/24/01       A         70,000                                         10/24/06
(right to buy)
Non-Qualified Stock Option     $9.1875         04/04/01       A         70,000                                         04/04/06
(right to buy)
Non-Qualified Stock Option     $10.0938        03/28/01       A         7,500                                          03/28/06
(right to buy)
Non-Qualified Stock Option     $10.4375        03/29/01       A         7,500                                          03/29/06
(right to buy)
Non-Qualified Stock Option     $10.8125        03/30/01       A         7,500                                          03/30/06
(right to buy)
Non-Qualified Stock Option     $11.1563        03/27/01       A         7,500                                          03/27/06
(right to buy)
Non-Qualified Stock Option     $11.6250                                                                   01/25/98     01/25/06
(right to buy)
Non-Qualified Stock Option     $16.0000                                                                                07/22/03
(right to buy)
Non-Qualified Stock Option     $18.0000                                                                   05/08/98     05/08/07
(right to buy)
Non-Qualified Stock Option     $19.9375                                                                                03/03/05
(right to buy)
Non-Qualified Stock Option     $20.1250                                                                                03/09/05
(right to buy)
Non-Qualified Stock Option     $23.5625                                                                                05/12/05
(right to buy)
Non-Qualified Stock Option     $24.8750                                                                                07/22/04
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   75,000                    75,000        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   75,000                    75,000        D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   240,000                   240,000       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,900                     6,900         D   Direct
(right to buy)
Non-Qualified Stock Option     10/24/01  Common Stock                   70,000                    70,000        D   Direct
(right to buy)
Non-Qualified Stock Option     04/04/01  Common Stock                   70,000                    70,000        D   Direct
(right to buy)
Non-Qualified Stock Option     03/28/01  Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option     03/29/01  Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option     03/30/01  Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option     03/27/01  Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,965                     4,965         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   75,000                    75,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   74,000                    74,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   66,000                    66,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   1,500                     1,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   70,000                    70,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   70,000                    70,000        D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ By: Giselle Hurwitz
    For: Joseph M. O'Donnell
DATE 02/11/02